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                                                                       EXHIBIT 5

                               QUARLES & BRADY LLP
                            411 East Wisconsin Avenue
                               Milwaukee, WI 53202

                                                              December 28, 2001



Plexus Corp.
55 Jewelers Park Drive
P.O. Box 156
Neenah, Wisconsin 54957-0156

        Re:      Plexus Corp. 401(k) Savings Plan

Gentlemen and Ladies:

        We are providing this opinion in connection with the Registration Statement of Plexus Corp. (the "Company") on Form S-8 (the "Registration Statement") filed under the Securities Act of 1933, as amended (the "Act"), with respect to the proposed sale by the Company of up to [3,000,000] shares of Common Stock, par value $.01 per share, of the Company (the "Shares") pursuant to the Plexus Corp. 401(k) Savings Plan (f/k/a Plexus Corp. Employee Stock Savings Plan) (the "Plan").

        We have examined (i) the Registration Statement; (ii) the Company's Restated Articles of Incorporation and Bylaws, as amended to date; (iii) the Plan; (iv) corporate proceedings relating to the adoption of the Plan and the issuance of the Shares; and (v) such other documents and records as we have deemed necessary in order to render this opinion. In rendering this opinion, we have relied as to certain factual matters on certificates of officers of the Company and of state officials.

        Based upon the foregoing, it is our opinion that:

        1. The Company is a corporation validly existing under the laws of the State of Wisconsin.

        2. The Shares will be, when issued and paid for as contemplated by the Registration Statement and the Plan, validly issued, fully paid and non-assessable by the Company subject to the personal liability which may be imposed on shareholders by Section 180.0622(2)(b) of the Wisconsin Business Corporation Law, as judicially interpreted, for debts owing to employees for services performed, but not exceeding six months service in any one case.



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        We consent to the filing of this opinion as an Exhibit to the
Registration Statement. In giving our consent, we do not admit that we are "experts" within the meaning of Section 11 of the Act, or that we come within the category of persons whose consent is required by Section 7 of the Act.

                                               Very truly yours,



                                               QUARLES & BRADY LLP





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